3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Announces Appointment of Sherianne James to its Board of Directors

and Randy Lewis as its Chief Operating Officer

Middleton, WI, October 25, 2018 – Spectrum Brands Holdings, Inc. (“Spectrum Brands” or the “Company”; NYSE: SPB), a global consumer products company offering a broad portfolio of leading brands and focused on driving innovation and providing exceptional customer service, today announced the appointment of Sherianne James to its Board of Directors and the appointment of Randal D. Lewis to the newly created position of Senior Vice President and Chief Operating Officer, effective October 23, 2018.

The addition of Ms. James to the Board and the previously announced appointment of Mr. Terry Polistina as lead independent director furthers the corporate governance of the Company and complements the Board’s oversight, independence, diversity and mix of experience.  The appointment of Ms. James increases the size of the Spectrum Brands Board to eight directors.  Ms. James is Chief Marketing Officer of Essilor of America, a leading U.S. supplier of optical lenses, and will serve a term expiring at Spectrum Brands’ 2019 annual meeting of shareholders.

“Sherianne’s deep experience and demonstrated track record of success across the total product experience, including global brand management and consumer insights, will be valuable in our drive to accelerate new product development and introduce timely, impactful innovation to our retail customers and consumers, especially in the online channel,” said David M. Maura, Executive Chairman and Chief Executive Officer of Spectrum Brands.  “We welcome Sherianne to our Board and look forward to drawing on her extensive knowledge base in digital marketing, mass media, product positioning, integrated and channel marketing, and strategic customer selling.”

A 13-year veteran of Spectrum Brands, Mr. Lewis most recently served as President, Consumer Products Group consisting of the Company’s Pet Care, Home & Garden and Global Auto Care businesses. In addition to the leaders of those three businesses, the presidents of the Hardware & Home Improvement (HHI) division as well as the discontinued operations of Global Batteries and Lights and Home & Personal Care Appliances will now report to Mr. Lewis in his new position as Chief Operating Officer.

“Randy has the proven leadership acumen, operating skills set and change management experience to make him a very strong COO at this important stage of our Company’s transition as we capitalize on the many opportunities across our businesses,” said Maura.  “In working with Randy over many years, I have been consistently impressed with his passion and laser focus on delivering operational excellence, outstanding customer service, cost efficiency, and sustainable organic growth through innovation and best-in-class brand marketing and merchandising. Randy is a tested leader with excellent instincts who commands the respect and admiration of our Board, co-workers, customers and suppliers.”

Biographical Information

Ms. James, 49, has served as Chief Marketing Officer of Essilor of America since August 2017 and previously was Vice President, Consumer Marketing for the company since July 2016.  From February 2011 to July 2016, she held positions of increasing responsibility in marketing and operations for Transitions Optical, a division of Essilor of America, culminating in her role as Vice President of Transitions Optical from April 2014 to July 2016.  From July 2005 through December 2010, Ms. James was Senior Marketing Manager for Russell Hobbs, Inc./Applica with responsibility for the Black+Decker® and George Foreman® small appliance brands.  She previously held a number of key project manager, research manager and brand manager positions with Kraft Foods and, later, Kraft/Nabisco Foods from June 1995 to June 2005.  Ms. James earned a bachelor of science degree in chemical engineering from the University of Florida in 1994 and an MBA from Northwestern University’s Kellogg Graduate School of Management in 2002.

Mr. Lewis, 52, served as President of Spectrum Brands’ Consumer Products Group since April 2018 and previously led the former Pet, Home & Garden Division since November 2014.  Prior to that, he was Senior Vice President and General Manager of Home & Garden since January 2011, where he led the restructuring of the business. From 2005-2011, Mr. Lewis served as Home & Garden’s Vice President, Manufacturing and Vice President, Operations upon the acquisition of the business by Spectrum Brands. Prior to that, Mr. Lewis held various leadership roles from 1997-2005 with the former United Industries Corporation and from 1989-1997 with Unilever.  Mr. Lewis earned a bachelor of science degree in mechanical engineering from the University of Illinois, Urbana-Champaign in 1988.

About Spectrum Brands Holdings, Inc.

Spectrum Brands, a member of the Russell 1000 Index, is a global consumer products company offering a portfolio of leading brands providing superior value to consumers and customers every day. The Company is a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®,

Baldwin®, National Hardware®, Pfister®, Remington®, George Foreman®, Russell Hobbs®, Black+Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Digest-eeze™, Healthy-Hide®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®,

Liquid Fence®, Armor All®, STP® and A/C PRO®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 160 countries. Based in Middleton, Wisconsin, Spectrum Brands generated net sales from continuing operations of approximately $3.0 billion in fiscal 2017. For more information, visit www.spectrumbrands.com.

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